Exhibit 5

[Isle of Capri Casinos, Inc. letterhead]

December 23, 2003

Isle of Capri Casinos, Inc.

1641 Popps Ferry Road

Biloxi, Mississippi 39532

Re:      Isle of Capri Casinos, Inc.

Registration Statement on Form S-8 (Amended and Restated 2000 Long-Term Stock Incentive Plan)

Dear Ladies and Gentlemen:

As General Counsel of Isle of Capri Casinos, Inc., a Delaware corporation (the “Company”), I am familiar with the corporate proceedings and actions taken in connection with the registration under the Securities Act of 1933, as amended, of the shares of common stock, $0.01 par value (the “Shares”), of the Company available for issuance under the Amended and Restated Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan (the “2000 Plan”).

I have examined the 2000 Plan, the Company’s Certificate of Incorporation, as amended, and the Company’s By-laws, as amended. I have also examined such other documents, records and certificates of the Company as I consider necessary for the purposes of rendering this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and will, upon due issuance thereof, be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed in connection with the 2000 Plan.

Very truly yours,

/S/    ALLAN B. SOLOMON

Allan B. Solomon

General Counsel

Isle of Capri Casinos, Inc.